Exhibit 10.1

AMENDED AND RESTATED GENERAL SEVERANCE AGREEMENT

This Amended and Restated General Severance Agreement (the “Agreement”) is made as of the 22 day of November, 2011, between Enzon Pharmaceuticals, Inc., a Delaware corporation, with offices in Bridgewater, New Jersey (the “Company”), and Ana I. Stancic (“Executive”), a resident of New Jersey, and supersedes and replaces that Severance Agreement, dated as of June 8, 2011, by and between the Company and Executive (the “Previous Agreement”).

BACKGROUND

A.     This Agreement is intended to specify, among other things, the financial arrangements that the Company will provide to the Executive upon Executive’s separation from employment with the Company under any of the circumstances described herein.

B.     Executive is employed by the Company in the capacity of Executive Vice President, Chief Operating Officer, Principal Executive Officer and Chief Financial Officer, and, as such, is a key executive of the Company.

C.     This Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to provide stable conditions of employment for Executive notwithstanding the possibility of, among other things, a threat or occurrence of certain types of change in control, thereby enhancing the Company’s ability to attract and retain highly qualified people.

D.     The Company believes that it is important that it receive certain assurances with respect to its Confidential Information, proprietary information, intellectual property, trade secrets and Executive’s work product, and that the Company receive certain protections with respect to Executive’s activities following termination of Executive’s employment, and the Company is willing to offer Executive the compensation, bonuses and other benefits set forth in this Agreement in order to obtain such assurances and protections.

TERMS

To assure the Company that it will have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Executive to remain in the employ of the Company, in consideration of the foregoing premises and for other good and valuable consideration, the Company and Executive agree as follows:

1.     Term of Agreement. The term of this Agreement (“Term”) shall commence on the date hereof as first written above and shall continue through the term of Executive’s employment with the Company; provided that in the event that there occurs, during the Term, a Change in Control, as defined in Section 7(c) hereof, this Agreement shall continue in effect for a period of 12 months beyond the date of such Change in Control.

(a)     The compensation payable to Executive during each fiscal year of the Company beginning after the date hereof shall be established by the Board or the Compensation Committee of the Board following an annual performance review, but in no event shall the annual rate of Base Salary or the Target Bonus for any successive year of the Term be less than the highest annual rate of Base Salary or Target Bonus, as applicable, in effect during the previous year of the Term.

(b)     Except as otherwise provided herein, the terms of the offer letter sent by the Company to Executive dated May 17, 2011 (the “Offer Letter”), shall be incorporated by reference into this Agreement and shall be an integral part hereof.

2.     Severance upon Termination without Cause or Termination by Executive for Good Reason in Connection with Change in Control. Subject to the limitation set forth in Section 3 hereof, in the event the Company terminates Executive’s employment without Cause, or in the event of a termination by Executive for Good Reason, and such termination occurs within the period which commences ninety (90) days before and ends one (1) year following a Change in Control as defined in Section 7(c) (the “Change in Control Period”):

(a)     Executive shall receive her Base Salary through the date of termination;

(b)     Executive shall receive a pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable to Executive for the fiscal year during which such termination occurs;

(c)     Executive shall receive cash payments equal to two (2) times the sum of the following: (i) her Base Salary at the time of such termination and (ii) the Target Bonus (based on the Base Salary immediately prior to such termination) for the fiscal year in which such termination occurs;

(d)     Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive’s termination;

(e)     if Executive and Executive’s Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage for continuation coverage for Executive and Executive’s Family Members for a period of twenty-four (24) months, commencing on the date of such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of such continuation coverage as of the date Executive and Executive’s Family Members become eligible to obtain comparable benefits from a subsequent employer. Any continuation coverage provided under this subsection shall run contemporaneously with COBRA;

(f)     the Company shall provide Executive outplacement assistance, as determined by the Company in its discretion.

2A.     Severance upon Termination without Cause or Termination by Executive for Good Reason other than in Connection with Change in Control. In the event the Company terminates Executive’s employment without Cause, or in the event of a termination by Executive for Good Reason, and such termination does not occur during the Change in Control Period:

(a)     Executive shall receive her Base Salary through the date of termination;

(b)     Executive shall receive a pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable to Executive for the fiscal year during which such termination occurs;

(c)     Executive shall receive cash payments equal to one (1) times the sum of the following: (i) her Base Salary at the time of such termination and (ii) the Target Bonus (based on the Base Salary immediately prior to such termination) for the fiscal year in which such termination occurs;

(d)     Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive’s termination;

(e)     if Executive and Executive’s Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and Executive’s Family Members for a period of twelve (12) months, commencing on the date of such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and Executive’s Family Members become eligible to obtain comparable benefits from a subsequent employer;

(f)     the Company shall provide Executive outplacement assistance, as determined by the Company in its discretion.

For the avoidance of doubt, in no event shall Executive be entitled to payments under both Section 2 and Section 2A.

3.     Effect of Change in Control. In the event of a Change of Control as defined in Section 7(c) in addition to any other consequences provided for in this Agreement:

(a)     all options to acquire shares of the Company held by the Executive shall become fully vested immediately prior to the effective date of the Change in Control. Executive shall have a reasonable opportunity to exercise all or any portion of such options prior to the effective date of the Change in Control, and any options not exercised prior to the effective date of the Change in Control shall terminate as of the effective date of the Change in Control and will be of no further force or effect. To the extent that this section 3(a) is inconsistent with the provisions of the relevant plan and granting instruments under which such options were issued, the Company and Executive agree that such inconsistent provisions are hereby superseded and the provisions of this Section 3(a) shall govern; and

(b)     all shares of restricted stock and/or restricted stock units awarded to Executive shall fully vest immediately prior to the Change in Control. To the extent that this section 3(b) is inconsistent with the provisions of the relevant plan and granting instruments under which such restricted stock or restricted stock units were issued, the Company and Executive agree that such inconsistent provisions are hereby superseded and the provisions of this Section 3(b) shall govern.

4.     Limitation. Nothing in this Agreement or in any other plan, award or agreement of the Company applicable to the Executive shall result in the reduction or limitation of (i) any payments under either Section 2 or Section 2A, as applicable, and/or (ii) the accelerated vesting of options to acquire common stock and/or (iii) shares of restricted stock and/or restricted stock units under Section 3 or (iv) any other payments or benefits (the “Total Payments”) that may be deemed to be contingent upon a change in ownership or control pursuant to Section 280G of the Internal Revenue Code (“Code”), regardless of whether the Total Payments would be subject to the excise tax imposed by Section 4999 of the Code. If the Executive does become liable for any excise tax under Section 4999 of the Code, such liability shall not entitle the Executive to any additional payments from the Company to reimburse the Executive for such tax liability. The Company shall be entitled to withhold from payments due to the Executive an amount equal to the actual amount of any excise tax under Section 4999 of the Code to which the Executive is subject, as determined by the Company’s independent auditors.

5.     Time of Payments. Subject to the requirements of Section 6, all payments made to Executive under any of the subsections of Section 2 which are based upon Executive’s Base Salary or Target Bonus shall be made at or as soon as practicable after the termination of Executive’s employment but in no event later than seventy-five (75) days after such termination.

6.     Release. Notwithstanding anything else herein to the contrary, Executive shall not be entitled to realize or receive any termination related benefits provided for under this Agreement, including, without limitation, all post-termination payments and the acceleration of option or restricted stock or restricted stock unit vesting schedules, unless Executive shall have executed and delivered to the Company (and does not revoke) a full release (reasonably satisfactory to the Executive and the Company’s counsel) of all claims against the Company and its affiliates, successors and assigns and such release becomes irrevocable within sixty (60) days following the date of Executive’s termination of employment.

7.     Definitions.

(a)     “Base Salary” means Executive’s annual base salary as established by the Board of Directors of the Company (“Board”) or the Compensation Committee from time to time. Executive’s Base Salary, starting as of October 17, 2011, is $482,000.

(b)     “Cause” means:

(i) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company; or

(ii) Executive’s refusal or inability to perform the duties of her position as an executive employed by the Company, which refusal or inability is demonstrably and materially injurious to the Company; or

(iii) Executive’s breach of her obligations under this Agreement or any employment agreement between the Company and Executive, which breach is demonstrably and materially injurious to the Company; or

(iv) Executive’s failure, where applicable, to maintain Executive’s immigration status with the U.S. Immigration and Naturalization Service or the Executive’s failure to maintain valid employment authorization to provide services to the Company.

For purposes of this Section 7(b), no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action of omission was in the best interest of the Company. Notwithstanding the foregoing, with respect to the definitions of Cause set forth in clauses (i)-(iii) above, Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to Executive a notice of such termination for Cause. Such notice shall be in writing, addressed to Executive, labeled “Personal and Confidential,” and sent to the address for Executive set forth in Section 8(i) hereof. Any such notice shall describe, with particularity, the conduct of Executive forming the basis for such termination of employment. Any such notices shall become effective on the 30th day following delivery thereof to Executive if Executive has not cured the conduct identified in such notice to the satisfaction of the Company, provided, however, that the Company may elect to make such termination effective immediately, in which case Executive’s employment shall terminate immediately upon delivery of the notice of termination, but the Company shall continue to pay Executive his or her salary during such 30-day period and the last day of such 30-day period shall be deemed to be the date of termination of her employment for purposes of any pro rata calculations and determination of post-termination periods under this agreement.

(c)     “Change in Control” means the following:

(i) “Board Change” which, for purposes of this Agreement, shall have occurred if, over any twenty-four month period, a majority of the seats (other than vacant seats) on the Company’s Board were to be occupied by individuals who were neither (A) nominated by at least one-half (1/2) of the directors then in office (but excluding, for purposes of determining directors then in office, any director whose initial assumption of office occurs as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined herein) other than the Company or its board of directors); nor (B) appointed by directors so nominated, or

(ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the

“Exchange Act”), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding voting securities of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company, or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any public offering or private placement by the Company of its voting securities; or

(iii) a consolidation of the Company with another entity, or a merger of the Company with another entity in which neither the Company nor a corporation that, prior to the merger, was a subsidiary of the Company shall be the surviving entity; or

(iv) a merger of the Company following which either the Company or a corporation that, prior to the merger, was a subsidiary of the Company shall be the surviving entity and a majority of the then outstanding voting securities of the Company is beneficially owned (within the meaning of beneficial owner, as specified below) by a Person or Persons who were not “beneficial owners,” as defined in Rule 13d-3 of the Exchange Act, of a majority of the outstanding Company voting securities immediately prior to such merger; or

(v) a voluntary or involuntary liquidation of the Company;

(vi) a sale or disposition by the Company of at least 80% of its assets in a single transaction or a series of transactions (other than a sale or disposition of assets to a subsidiary of the Company in a transaction not otherwise involving a Change in Control or a change in control of such subsidiary).

Transactions in which the Executive is part of the acquiring group do not constitute a Change in Control.

(d)     “Good Reason” means:

(i) any material adverse change in Executive’s status or position as an officer of the Company, including, without limitation, any diminution in Executive’s duties, responsibilities or authority as of the Effective Date or the assignment to Executive of any duties or responsibilities that are inconsistent with Executive’s status or position; provided, however, that none of the foregoing shall be deemed to have occurred by virtue of a change in Executive’s reporting relationship as long as Executive maintains her then current duties and responsibilities;

(ii) a reduction in Executive’s then current Base Salary or Target Bonus; or

(iii) prior to Executive being permitted to terminate her employment for Good Reason hereunder, the Company shall have failed to cure any alleged condition described in subparagraphs (i) – (ii) above within the “Cure Period” (defined below). For purposes of this Paragraph 7(d), the term “Cure Period” means the period commencing on the date of receipt of Executive’s notice referred to in the preceding sentence and ending on the earlier of (A) sixty (60) days thereafter or (B) two weeks prior to the first anniversary of the relevant Change in Control.

(e)     “Target Bonus” means the performance based cash bonus as determined under the Company’s bonus plan for management (and any successor bonus plan covering management). The amount of Executive’s annual Target Bonus is determined by the Board or the Compensation Committee of the Board in its discretion following consultation with Executive prior to, or within sixty (60) days after the commencement of, each fiscal year. Executive’s initial Target Bonus is sixty percent (60%) of Base Salary. The actual amount of the Target Bonus, if any, shall be determined within the sole discretion of the Board or Compensation Committee and may be greater than or lower than the target. The Target Bonus shall not exceed one hundred twenty-five percent (125%) of Base Salary. Pursuant to the terms of the Offer Letter, the Target Bonus for the first year of Executive’s employment will be prorated from June 8, 2011.

7A.     The Company shall indemnify Executive and hold her harmless from and against any claim, liability and expense (including, without limitation, reasonable attorney fees) made against or incurred by her in connection with her employment by the Company. Such indemnification shall be provided in a manner and to an extent that is not less favorable to the Executive as the indemnification protection that is afforded by the Company to any other officer of comparable title and that is consistent with industry custom and standards.

8.     Miscellaneous.

(a)     No Funding of Severance. Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under Sections 2 or 2A hereof, and the rights of Executive to any benefits hereunder shall be solely those of a general, unsecured creditor of the Company.

(b)     Beneficiaries. In the event of Executive’s death, any amount or benefit payable or distributable to Executive pursuant to this Agreement shall be paid to the beneficiary designated by Executive for such purpose in the last written instrument received by the Company prior to Executive’s death, if any, or, if no beneficiary has been designated, to Executive’s estate, but such designation shall not be deemed to supersede any beneficiary designation under any benefit plan of the Company.

(c)     Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

(d)     Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e)     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

(f)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 7(g), successors and assigns. The Company will require its successors to expressly assume its obligations under this Agreement.

(g)     Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement.

(h)     Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

(i)      Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Address for the Executive:

Ana I. Stancic

________________

________________

Address for the Company:

Enzon Pharmaceuticals, Inc.

20 Kingsbridge Road

Piscataway, New Jersey 08854

Attn: Vice President and General Counsel

Any party may change the address set forth above by notice to each other party given as provided herein.

(j)      Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)     Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

(l)      Arbitration. Any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New Jersey. Such arbitration shall be conducted in the State of New Jersey in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute arising under this Agreement, the respective parties shall be responsible for the payment of their own legal fees and disbursements.

(m)     Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities of any nature whatsoever.

(n)     Withholding Taxes. The Company may withhold from any benefits payable under this Agreement or any other agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive hereby agrees to indemnify and hold harmless the Company should the Company fail to withhold tax from any such payment from which tax is required to be withheld.

(o)     No Right to Continued Employment. Executive understands that this Severance Agreement is not an employment contract and nothing contained herein creates any right to continuous employment with the Company, or to employment by the Company for any specified period of time.

(p)     Termination of Previous Agreement. The Previous Agreement is hereby superseded and replaced by this Agreement and shall have no further force or effect.

(q)     Section 409A. The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”) or any exemption from Section 409A. Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” (as described in Section 409A) on the date of Executive’s termination of employment, any amount to which the Executive would otherwise be entitled to receive during the first six (6) months following a separation of service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral will be accumulated and paid as a single lump sum payment (without interest) on the earlier of (i) the first business day of the seventh month following the date of such “separation from service” (as defined under Section 409A) or (ii) the date of Executive’s death, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A.

Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of and subject to Section 409A shall be paid or provided to Executive only upon a “separation of service” as defined in Treas. Reg. Section 1.409A-1(h). Except to the extent any reimbursement, payment or entitlement under this Agreement does not constitute a “deferral of compensation” within the meaning of and subject to Section 409A, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Executive in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) the reimbursements for expenses for which Executive is entitled to shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement of in-kind benefits may not be liquidated or exchanged for any other benefit and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (of if longer, through the 20th anniversary of the effective date of this Agreement).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ENZON PHARMACEUTICALS, INC.

By:  /s/ Andrew Rackear

Andrew Rackear

Vice President and General Counsel

EXECUTIVE

/s/ Ana I. Stancic

Ana I. Stancic